Exhibit 10.2
Award Notification – Performance Share (EMERGING STRONGER)
Congratulations [INSERT FULL NAME]! On [INSERT GRANT DATE], The Coca-Cola Company (the Company) granted you an award (your Award) under The Coca-Cola Company 2014 Equity Plan, as amended from time to time (the Plan). Your Award is a great opportunity to share in the long-term success of the Company and contribute to its future growth.
This document provides details of the key terms of your Award. Your Award is subject to the formal rules of the Plan, plus the additional terms and conditions (including country specific terms) as set out in a document called the “Additional Terms”. The Additional Terms is available to review as part of the Award acceptance process. The Plan is available in the Documents section of the Merrill Benefits OnLine® website. This Award Notification (including the appendices), the Plan and the Additional Terms together form your Award Agreement. You are being asked to confirm that you understand and agree to be bound by these documents as part of the Award acceptance process, so we recommend you read them carefully.

Details of Award
Type of Award
Performance Award (sometimes called Growth Share Units) -This is a conditional right to receive $0.25 par value common stock of the Company (Stock) in the future. You will not receive the Stock (or have any shareholder rights) unless your Award vests.

Target number of shares of Stock subject to your Award	[INSERT]
Continuing employment	Your Award is subject to your continuing employment, as set out in the Employment Events Appendix to this document and the Plan.
Performance conditions	Performance conditions apply to your Award, which are set out in the Performance Criteria Appendix to this document. The performance conditions must be met in order for your Award to vest.
Performance period	[INSERT] The performance conditions are measured during this period. See the Performance Criteria Appendix for more details.
Date your Award normally vests
[INSERT DATE], or if later when the performance conditions are certified.
When your Award vests, you become entitled to the Stock subject to your Award. You do not need to purchase that Stock - it is delivered automatically to you.
The number of shares of Stock that vest will be calculated based upon the target number of shares of Stock set forth above and the provisions of the Performance Criteria Appendix.
The number of shares of Stock that vest will normally be delivered to you as soon as administratively possible following vesting, unless a different timing for delivering the Stock applies under the Employment Events Appendix.

Details of Award

Your Award will generally be settled in Shares, except where the Employment Events Appendix applies and specifies otherwise.
You are liable for any tax, fees and costs due on vesting, which may be withheld.
Remember: your Award will only vest if and to the extent that all of the terms and conditions of your Award are satisfied. To the extent that your Award does not vest, it will be forfeited.

Prohibited Activities	If you engage in certain activities (called Prohibited Activities), your Award will be forfeited and you will be required to pay back any gain from your Award. Refer to the Prohibited Activities Appendix to this document.
Malus and clawback	Your Award is subject to additional malus and clawback provisions which means your Award will be subject to reduction, cancellation, repayment or forfeiture in the circumstances set out in the Additional Terms.

Finally, certain data privacy provisions apply to you in connection with your Award, as set out in the Data Privacy Appendix to this document.
In the event of any conflict between this Award Notification (including the appendices), the Additional Terms and the Plan, the Plan takes precedence.

Interpretation
The appendices below form part of your Award Notification. The singular includes the plural and defined terms have the meaning given in the Plan, unless otherwise specified. For the purposes of the Prohibited Activities Appendix, references to your employer include your former employer, and for the purposes of the Data Privacy Appendix, references to your employer include your current local employing entity or former local employing entity and the Company (where applicable). References to the Committee mean The Compensation Committee of the Board of Directors of the Company, unless otherwise specified.

Employment Events Appendix – Performance Share (EMERGING STRONGER)
The table below sets out the impact to your Award (if any) upon certain employment events. The terms of the table below apply to vested and unvested portions of an Award equally, unless otherwise stated. Except as otherwise specified herein, all other terms and conditions of your Award continue to apply.

Event	Impact to your Award
Disability	Whether your employment with the Company or a Subsidiary terminates because of Disability or whether you remain employed, there is no impact to your Award.
Death
Any Award that has not been accepted terminates immediately upon your death and may not be transferred to your heirs.
If you die while employed with the Company or a Subsidiary, your Award immediately vests, and your estate will be paid, within 90 days after your death, a cash amount equal to the value of (1) the target number of shares of Stock subject to the Award, if you die before the end of the performance period, or (2) the shares of Stock earned, if you die after the end of the performance period. The value shall be determined based on the closing price of the Stock on the date of death (or in the case of a non-trading day, the next trading day).

Leave of absences
If you are on (1) US military leave, (2) a Company-paid leave of absence, or (3) an unpaid leave of absence (pursuant to published Company policy) of 12 months or less, there is no impact to your Award.
For all other leaves of absence not specified in the paragraph above, including all unpaid leaves that extend beyond 12 months:
•any portion of your Award that is unvested at the date the leave began is immediately forfeited; or
•if the Committee identifies a valid business interest in doing otherwise, it may specify what provisions it deems appropriate at its sole discretion (provided that the Committee shall have no obligation to consider any such matters).

Transfer	If you transfer (1) between the Company and any Subsidiary or, (2) at the Committee’s discretion, to an Affiliate that is not a Subsidiary, there is no impact to your Award.
Termination[1]
•If your employment with the Company or a Subsidiary terminates involuntarily for any reason other than for cause within one year after a Change in Control, your Award will be treated as described in the Plan.

1 If required by Section 409A of the Code, the payment may not be made (if applicable) until at least six months following the termination date.

Event	Impact to your Award

•If your employment (1) with the Company or a Subsidiary terminates for any other reason, or (2) with an Affiliate (that is not a Subsidiary) terminates for any reason, your Award is immediately forfeited.[2]

In the table above, Years of Service means "Years of Vesting Service" as that term is defined in The Coca-Cola Company Pension Plan, regardless of whether you are a participant in that plan.
For the purposes of your Award, you are deemed to have terminated employment on the date you are no longer actively providing services to the relevant entity or entities, regardless of the reasons for termination and whether or not later found to be invalid or in breach of your employment agreement, if any, or employment laws in the jurisdiction where you are employed. The Committee has exclusive discretion to decide when you are considered to be no longer actively providing services for the purposes of your Award. However, you will not be considered to be actively providing services during any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or in your employment agreement, if any, unless the Committee decides otherwise.

2 This would apply in the case where the Committee determined that your transfer to the Affiliate would not impact your Award. If your employer no longer meets the definition of “Affiliate”, you are deemed to have terminated employment for the purposes of the Plan.

Prohibited Activities Appendix
1.Engaging in Prohibited Activity
1.1Timing
Section 1.2 (Implications) applies if you engage in a Prohibited Activity (as defined in section 5 (Types of Prohibited Activity) below) at any time during the term of your Award or within one year after the later of:
1.1.1.the termination of your employment with the Company, your employer or any Affiliate; and
1.1.2.the last date of vesting or exercise of all or any portion of your Award.
1.2Implications
If this section 1.2 applies:
1.2.1your Award will immediately terminate, be forfeited and (if relevant) cease to be exercisable; and
1.2.2within 10 days after receiving written notice from the Company that this section applies, you must pay in cash to the Company:
(i)any and all gains associated with any previous vesting or exercise of all or any portion of your Award; and
(ii)interest calculated from the time of the notice until the date of repayment to the Company.
2.Implications for settled Awards
2.1Calculation of gain
For the purposes of section 1.2.2, each gain associated with the vesting or exercise of all or any portion of your Award will be calculated as:
2.1.1where your Award is in the form of an Option, the closing price per share of Stock on the date of exercise as reported on the New York Stock Exchange Composite Transactions listing minus the exercise price per share of Stock, multiplied by the number of shares of Stock over which the Award was exercised;
2.1.2where your Award is in the form of Restricted Stock Units or Growth Share Units, the closing price per share of Stock on the date of vesting as reported on the New York Stock Exchange Composite Transactions listing, multiplied by the number of shares of Stock that vested; and
2.1.3where your Award is in the form of Performance Cash, the gross amount of the cash payment that vested.
3.Alternative payment
3.1Return of Stock
If all or any part of this Prohibited Activities Appendix is held to be invalid, illegal or unenforceable for any reason by any court with jurisdiction:

3.1.1you will transfer to the Company all of the shares of Stock that you acquired on vesting or exercise of your Award that you still hold (and if your Award is an Option, the Company will pay to you the exercise price you paid for that Stock in exchange); and
3.1.2where you have already sold, transferred or disposed of any shares of Stock you acquired on vesting or exercise of your Award, you must pay to the Company:
(i)any and all gains associated with each sale, transfer or disposal; and
(ii)interest calculated from the date of each sale, transfer or disposal until the date of repayment to the Company.
3.2Calculation of gain
For the purposes of section 3.1.2, the gain associated with the sale, transfer or disposal will in each case be calculated as the closing price per share of Stock on the date of the sale, transfer or disposal as reported on the New York Stock Exchange Composite Transactions listing (minus, where your Award is an Option, the exercise price per share of Stock), multiplied by the number of shares of Stock sold, transferred or disposed of.
4.Interest
Any interest payable under this Prohibited Activities Appendix will be calculated using the weighted prime rate at SunTrust Bank, Atlanta.
5.Types of Prohibited Activity
The term Prohibited Activity includes any and all of the following:
5.1Disparagement
Making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company, your employer and/or any Affiliate, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates.
5.2Publicity
Publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of the Company, your employer and/or any Affiliate which you were involved with during your employment.
5.3Disclosure of a Trade Secret
Failure to hold in confidence any and all Trade Secrets of the Company that came into your knowledge during your employment with the Company, your employer and/or any Affiliate, or disclosing, publishing, or making use of, at any time, such Trade Secrets.
For these purposes, Trade Secret means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which:

5.3.1derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use; and
5.3.2is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
5.4Disclosure of Confidential Information
Failure to hold in confidence all Confidential Information of the Company, your employer and/or any Affiliate that came into your knowledge during your employment with the Company, your employer or any Affiliate, or disclosing, publishing, or making use of such Confidential Information.
For these purposes, Confidential Information means any data or information, other than Trade Secrets (as defined in section 5.3 (Disclosure of a Trade Secret)), that is valuable to the Company and not generally known to the public or to competitors of the Company.
5.5Failing to return materials
Your failure, in the event of your termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets (as defined in section 5.3 (Disclosure of a Trade Secret)) or Confidential Information (as defined in section 5.4 (Disclosure of Confidential Information)) regarding the Company’s business, whether made or compiled by you or furnished to you by virtue of your employment with the Company, your employer or any Affiliate, or failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to you by virtue of your employment with the Company, your employer or any Affiliate.
5.6Competing
Rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Committee or the Chief Executive Officer of the Company or any senior officer designated by the Committee, is or becomes competitive with the Company.
5.7Solicitation
Soliciting or attempting to solicit for employment, for or on behalf of any corporation, partnership, or other business entity, any employee of the Company, your employer or an Affiliate with whom you had professional interaction during the last twelve months of your employment with the Company, your employer or the Affiliate.
5.8Violation of Company policies
Violating any written policies of the Company or your employer applicable to you, including, without limitation, The Coca-Cola Company Global Insider Trading Compliance Policy.
6.Release
You may be released from the effects of this Prohibited Activities Appendix if the Committee determines in its sole discretion that such action is in the best interest of the Company and its stockholders.

7.Other rights apply
Nothing in this Prohibited Activities Appendix is intended to or will be interpreted as diminishing or otherwise limiting the Company’s right under applicable state or local law or any prior agreement you have signed or made with the Company regarding trade secrets, confidential information, or intellectual property.

Data Privacy Appendix
1.General
1.1Introduction
This Data Privacy Appendix sets out certain data privacy provisions that apply to you in connection with your Award.
1.2Meaning of Data
For the purposes of this Data Privacy Appendix, Data means personal information that directly or indirectly identifies you, including: your name, home address and telephone number, your date of birth, your government identification number, your salary information, nationality, job title and employment location, any shares or directorships you hold or held in the Company or any Affiliate, details of your Award and any equity or cash awards or any other entitlements to stock or cash granted (regardless of whether or not exercised, vested or settled, and including any cancelled or forfeited awards), any information necessary to process your Award or any other award (e.g. your mailing address for a check payment or bank account wire transfer information), any other information necessary to process mandatory tax withholding and reporting and/or, where applicable, your employment or service termination date and the reason for the termination.
2.For Award recipients not located in the EEA or UK
This section applies if you reside anywhere in the world except the European Economic Area (EEA) or the United Kingdom (UK). By accepting your Award, you confirm the following:
2.1Consent
You voluntarily consent to the collection, use and transfer, in electronic or other form, of your Data by and between the Company, your employer or any Affiliate for the purpose of implementing, administering, and managing your participation in the Plan.
2.2Data collected
You understand that the Company and its Affiliates may hold Data for the exclusive purpose of implementing, administering, and managing the Plan.
2.3Purposes of collection
You understand that Data will be transferred to one or more stock or incentive plan service providers selected by the Company, which may assist the Company with the implementation, administration, and/or management of the Plan.
2.4Recipients of Data
You understand that the recipients of Data may be located in the United States or elsewhere. The Company also uses third party service providers who may assist with the implementation, administration or management of the Plan. These service providers are bound by contract to handle Data in a way that aligns with this Data Privacy Appendix and applicable law. If you have any questions about the local entities or services providers who may access or handle your Data, please contact your local human resources representative.
By consenting at section 2.1 (Consent) above, you authorize the Company and any other possible recipients that do or may assist the Company with implementing, administering or managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and/or managing your participation in the Plan.

2.5Data retention
You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. In some cases, your information will be retained for the Company or your employer to comply with a legal or tax obligation.
2.6Your rights
You understand that if you reside in certain jurisdictions, to the extent required by applicable laws, you may, at any time and without cost:
2.6.1request access to Data;
2.6.2request additional information about the storage and processing of Data;
2.6.3require any necessary amendments to Data; or
2.6.4refuse or withdraw the consents you give by accepting the Award, by contacting your local human resources representative in writing.
2.7Implications of not consenting or withdrawing consent
You understand that you provide these consents on a purely voluntary basis. If you do not consent, or if you later withdraw your consent, your employment or service contract with the Company or an Affiliate will not be adversely affected. Refusing or withdrawing your consent will mean that the Company will not be able to grant new awards or administer or maintain any existing awards (including this Award) under the Plan. You understand that refusing or withdrawing your consent may affect your ability to participate in the Plan (including the right to retain an award, such as this Award). You understand that you may contact a local human resources representative for more information on the consequences of refusal to consent or withdrawal of consent.
3.For Award recipients located in the EEA and/or UK
This section applies if you reside inside the United Kingdom (UK) and/or the European Economic Area (EEA). By accepting your Award, you confirm the following:
3.1Data collected
You understand that the your employer (acting as controller) and the Company may collect, to the extent permissible under applicable law, Data for the exclusive purpose of implementing, administering, and managing the Plan. The Data is collected from you, the employer, and the Company for the exclusive purpose of implementing, administering, and managing the Plan in accordance with the terms of your Award.
3.2Purposes of collection/processing
You acknowledge the legal basis for Data processing is performance of the contract comprising your Award. The Data must be provided in order for you to participate in the Plan and for the parties to your Award to perform their respective obligations as set out in your Award documents. If you do not provide Data, you will not be able to participate in the Plan or continue to hold your Award.
3.3Transfers and retention of Data
You understand that your employer will transfer Data to the Company for Plan administration purposes. The Company and your employer may also transfer your Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company now or in the future, to assist the Company and your employer with the implementation, administration and/or management of your Award. You understand that recipients of the Data may be located in a country that does not benefit from an adequacy decision issued by the European Commission. When your information is transferred outside the EEA or the UK (as applicable), it is done in accordance with data protection laws and regulations requiring adequate transfer mechanisms. For further information as to the transfer of your Data, please contact privacy@coca-cola.com. Your Data will be held only as long as is necessary to implement, administer and manage your rights and obligations under the terms of your Award documents, as well as in compliance with other laws requiring a longer retention period.
3.4Accuracy
You understand the Company and your employer will take steps in accordance with applicable legislation to keep Data accurate, complete and up to date.
3.5Your rights
You understand you are entitled to:
3.5.1have any inadequate, incomplete or incorrect Data corrected;
3.5.2request access to your Data and additional information about the processing of that Data;
3.5.3object to the processing of Data or have your Data erased, under certain circumstances; and
3.5.4subject to applicable law:
i.restrict the processing of your Data so that it is stored but not actively processed (e.g. while the Company assesses whether you are entitled to have Data erased); and
ii.receive a copy of the Data provided in connection with your Award or generated by you, in a common machine-readable format, and you may exercise these rights by contacting a local human resources representative.
3.6Other contacts
You understand you have the right to contact, and may lodge a complaint with, the relevant data protection supervisory authority.
You may also contact the EU Data Protection Officer:
Sandra Mori
Coca-Cola Italia SRL
Viale Edison 110
Building B
20099 Sesto San Giovanni (Milan)
Italy
DPO-Europe@coca-cola.com
4.Country specific provisions
The provisions below supplement section 2 (For Award recipients not located in the EEA or UK) of this Data Privacy Appendix. By accepting your Award, you confirm the following:
4.1If you are subject to the laws of Canada
You authorize the Company, your employer, and your employer’s representatives to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the Plan. You authorize your employer, the Company, any Affiliates and any stock or incentive plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. You further authorize your employer, the Company and any Affiliates to record this information and to keep it in your employee file.
4.2If you are subject to the laws of Russia
You acknowledge that you have read, understood and agree to the terms regarding the collection, processing and transfer of data described in section 2 (For Award recipients not located in the EEA or UK) of this Data Privacy Appendix. Upon request of the Company or your employer, you agree to provide an executed data privacy consent form or any similar agreements or consents that the Company or your employer may deem necessary to obtain under the data privacy laws in Russia, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement that may be requested.

2021 Awards made under
The Coca-Cola Company 2014 Equity Plan

Additional Terms

By accepting your Award you:
1.Plan Documents
Agree that you have been given all relevant information and materials regarding the terms and conditions of your Award, which are set out in the rules of The Coca-Cola Company 2014 Equity Plan, as amended from time to time (the Plan), your Award Notification (including any appendices attached to it) and these Additional Terms (including the Global Appendix set out below) (collectively, the Plan Documents).
2.Employment
2.1Acknowledge that the grant of your Award does not form part of and does not affect or change your employment contract or your employment relationship with your employer (which is entirely separate from the Plan). The grant of your Award and your participation in the Plan does not create a right to employment or continued service and will not be interpreted as forming an employment or service contract with The Coca-Cola Company (the Company), your employer or any Affiliate (as defined in the Plan). The Award does not impact the ability of the Company, your employer or any Affiliate to terminate that employment or service relationship. All benefits granted by your Award will constitute an occasional extraordinary payment and may not, in any way or for any purpose, be considered part of your normal remuneration or constitute consideration for any services you provide to the Company, your employer or any Affiliate, including when calculating any other benefits.
2.2Acknowledge that the Company’s decision to grant your Award is voluntary and discretionary, and that you have no right to participate in the Plan. Acceptance of your Award and participation in the Plan does not create any right to, or expectation of, future employment or service, future participation in the Plan or the grant of future awards (on the same basis, or at all). The Company may at any time decide to cease offering awards under the Plan, or amend, modify, suspend, cancel or terminate the Plan and any benefits under it.
2.3Acknowledge that you are not entitled to the exercise of any discretion under the Plan in your favor, that decisions with respect to your Award and any future awards are at the sole discretion of the Company and are final, binding and conclusive, and that you do not have any claim or right of action in respect of any decision, omission, or discretion, which may in each case operate to your disadvantage.
2.4Agree, in consideration for and as a condition of your Award, to waive all rights which might arise in connection with the Plan, including:
2.4.1the right to institute any claim against the Company, your employer or any Affiliate; and
2.4.2the right to pursue any claim that is allowed by a court, other than the right to acquire, as relevant, $0.25 par value shares of common stock of the Company (Stock) or cash (subject to and in accordance with the Plan).

2.5Acknowledge that you do not have any right to compensation or damages for any loss (actual or potential) in relation to the Plan or your Award, including where it is forfeited on termination of employment or cessation of services for any reason, whether or not lawful or in breach of employment laws or the terms of your employment or service agreement, if any.
3.No transfer
Accept that you must not pledge, encumber, assign, transfer, charge or otherwise dispose of your Award or any rights in respect of it, whether voluntarily or involuntarily (other than to your personal representatives on death).
4.Modifications and additional requirements
4.1Agree that the Company may modify any of the terms of your Award to be consistent with any applicable law or applicable government agency regulation where, in the opinion of the Company, that term might otherwise conflict or be inconsistent.
4.2Agree that the Company may impose additional conditions, requirements and restrictions on your Award, your participation in the Plan and any Stock or cash you acquire on vesting or exercise of your Award, and that you will comply with them, including signing any additional agreements or undertakings.
4.3Agree to any amendment made to the Plan or any term of your Award (including an amendment with retroactive effect) where the amendment is necessary or advisable to ensure the Plan or your Award complies with any future law relating to plans of this nature or their administration (including Section 409A of the U.S. Internal Revenue Code of 1986, as amended).
4.4Agree to any amendment made to any of the terms of your Award (including rescinding your Award entirely) to correct any error that occurred in connection with the grant or documentation of your Award.
4.5Acknowledge that your Award may be adjusted to reflect a change in capital structure, in accordance with the terms of the Plan, and agree that, where your Award is over Stock and an adjustment results in a fractional share, the fractional share may be disregarded at the Company’s discretion.
5.Tax
5.1Acknowledge that participating in the Plan will probably have tax consequences for you and that all payments made with respect to your Award (including payments in Stock or cash) may be subject to tax, social security and any similar charges in any country where you are employed, reside, or are otherwise subject to tax (Tax).
5.2Agree that you (or your personal representative) are ultimately responsible for and will bear any liability for any Tax in respect of your Award and your participation in the Plan, and understand that this liability may exceed any amounts withheld and paid on your behalf.
5.3Acknowledge that the Company, your employer, an Affiliate, any trustee of any employee benefit trust and any third party service provider (each, a Withholding Person) is entitled to do any, all or a combination of the following methods (where relevant) to enable a Withholding Person to raise an amount it considers necessary or desirable to recover the Liabilities:
5.3.1sell or procure the sale on your behalf of a sufficient number of the Stock you acquire on vesting or exercise of your Award;
5.3.2reduce the number of Stock you acquire on vesting or exercise of your Award accordingly and settle the balance in cash; and
5.3.3withhold amounts from:

i.proceeds of sale under section 5.3.1;
ii.the balance settled in cash under section 5.3.2; and
iii.any other cash payments of any kind owed to you.
For these purposes, Liabilities means any obligation on the Withholding Person to pay or account for Tax, any unpaid exercise price, any associated costs (including under section 7 (Costs)) and any amount you owe to the Company, your employer or any Affiliate due to any obligation of any nature whatsoever (including under a loan, the Company’s tax equalization program or any travel or expenses policy) to the extent that the Company, the employer or any Affiliate in its reasonable judgement determines you owe them that amount.
5.4Agree that, for tax purposes, and where allowed by applicable law, you are deemed to have received the full number of Stock where the number of Stock you acquire is reduced under section 5.3.2.
5.5Agree that, where permitted by the Company, you may elect to satisfy Tax and/or pay any exercise price by delivering (including by attestation) Stock to the Company.
5.6Agree that if a Withholding Person’s obligation to pay or account for Tax cannot or has not been fully satisfied by the above methods, you must pay to the Withholding Person an amount sufficient to enable them to discharge that obligation.
5.7Agree to enter any tax elections for particular tax and/or social security treatment, execute any documents, give any directions and take any action as may be requested by the Company, your employer or any Affiliate in relation to any Liabilities.
5.8Acknowledge that the Company, your employer and any Affiliate do not guarantee or warrant any particular Tax treatment in relation to your Award, the cash or Stock you acquire in connection with your Award (including any dividends on Stock), or your participation in the Plan and that they are not under any obligation to structure the Award in a Tax favorable way or avoid adverse Tax treatment in any jurisdiction.
5.9Acknowledge that neither the Company, your employer nor any Affiliate will be liable for any Tax, interest, penalties or other amounts owed by any taxpayer as a consequence of the Plan or an Award and that any Tax information provided is for guidance purposes only.
5.10Accept that the cash or Stock subject to your Award may only vest or be exercised (as applicable) if satisfactory arrangements are in place to enable all Withholding Persons to obtain the funds needed to satisfy any Liabilities.
5.11Acknowledge that the vested (and, if applicable, exercised) Stock or cash subject to your Award may not be delivered or paid to you unless you have complied with your obligation to pay the Liabilities.
6.Internationally mobile employees
6.1Acknowledge that if you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment or service that you are or may be subject to Tax in more than one country, you are strongly encouraged to inform the Company and your employer, and to speak with your personal tax adviser regarding the tax treatment of your participation in the Plan.
6.2Accept that, if you are a mobile employee, the Company or your employer may be required to withhold for Tax in more than one jurisdiction.
6.3Accept that if you are a “Global Mobility Associate” as defined in the Company’s Global Mobility Policy (or the equivalent under any applicable international service policy from time to time), you remain responsible for all Tax except where expressly stated otherwise in that policy and/or the

Company’s tax equalization program. A copy of the Company’s Global Mobility Policy is available on the Company’s intranet.
7.Costs
Agree that you are responsible for the payment of any fees, dealing, commission or currency conversion costs or any other costs associated with your Award, including costs associated with the payment of any cash and the sale of any Stock.
8.Notices
8.1Agree that any notice or other communication required in relation to your Award will be given in writing, which may include electronic means.
8.2Agree that any notice or other communication to be given to you in connection with your Award may be delivered by electronic means (including by email, or through the Company or your employer’s intranet or a share plan portal), personally delivered, or sent by ordinary post to the principal address on file for you from time to time with the Company, your employer, an Affiliate or the Company’s agents.
8.3Agree that any notice or other communication to be given to the Company or its agents in connection with your Award may be delivered or sent to its registered office or to such other place and by such means as communicated to you by or on behalf of the Company from time to time.
8.4Accept that notices or other communications:
8.4.1sent electronically will be deemed to have been received immediately (if sent during usual business hours) or at the opening of business on the next business day (if sent outside usual business hours);
8.4.2that are personally delivered will be deemed to have been received when left at the relevant address (if left during usual business hours) or at the opening of business on the next business day (if left outside usual business hours); and
8.4.3sent by post will be deemed to have been received 24 hours after posting to a U.S. address or 3 days after posting to an address outside the U.S., unless there is evidence to the contrary.
8.5Agree that all notices or communications to be given to you are given and sent at your risk and that neither the Company, your employer nor any Affiliate has any liability in respect of any notice or communication given or sent, nor need they be concerned to see that you actually receive it.
9.Insider trading and market abuse
9.1Acknowledge that rules on insider trading, dealing notification requirements, and market abuse laws may apply in relation to any actions or decisions taken relating to your Award, including in relation to the acceptance, vesting, exercise or settlement of your Award, the delivery or payment of any Stock or cash, and the sale of any Stock. These rules, requirements and laws:
9.1.1are separate from and in addition to the requirements that apply to you under The Coca-Cola Company Global Insider Trading Compliance Policy; and
9.1.2may prohibit or delay your actions or decisions.
9.2Agree that it is your responsibility to comply with the rules, requirements and laws referred to in section 9.1. You should consult with your personal legal adviser on these matters.

10.Currency risk
10.1Acknowledge that if any Stock relating to your Award is traded in a currency that is not the currency in your jurisdiction, the value of the Stock may also be affected by movements in the exchange rate.
10.2Agree that neither the Company, your employer nor any Affiliate is liable for any loss due to movements in the exchange rate nor any charges imposed in relation to the conversion or transfer of money.
11.No advice
11.1Confirm you are accepting your Award and participating in the Plan voluntarily and understand that the Company is not making any recommendations regarding your Award or any Stock or cash relating to your Award.
11.2Agree that neither the Company, your employer, any Affiliate nor any person or entity acting on their behalf has provided you with any legal, investment, tax (including reporting) or financial advice with respect to your participation in the Plan, your Award or any Stock or cash acquired upon vesting or exercise of your Award. You should consult with your own suitably qualified advisers before taking any action under the Plan.
11.3Acknowledge that the information and materials provided do not take into account your objectives, financial situation or needs and that if you do not understand the contents of the Plan Documents, or you are in any doubt, you should consult an independent authorized financial adviser.
11.4Agree you will have no remedies for any statement, representation, assurance or warranty that is not set out in your Plan Documents.
12.No guarantee
12.1Acknowledge that neither the Company, your employer nor any Affiliate guarantees a specified level of return in respect of your Award or any Stock.
12.2Acknowledge that there is a risk that any Stock relating to your Award may fall as well as rise in value, that the future value of Stock cannot be predicted with certainty and that market forces will impact the price of any Stock relating to your Award and, in the worst case, the market value of the Stock may become zero. More information in relation to the Company, including its share price, can be found at https://www.coca-colacompany.com/.
13.No public offer
13.1Acknowledge that your Award is being offered to you in your capacity as an employee of the Company’s group and that the offer is not intended for the general public and may not be used for any public offer.
13.2Acknowledge that the Company is not required to deliver any Stock or cash on settlement of your Award before it completes, on terms to its satisfaction, any registration, listing, exemption or qualification or other legal requirements or obtains any clearance or approval that the Company considers is necessary or desirable, and you agree to provide any information, make any agreements and give any representations that the Company requests as part of this process.
13.3Agree that the Company may (whether under Section 17.7(b) of the Plan or otherwise) refuse to deliver any Stock or cash where the Company considers the delivery of Stock or cash may conflict or be inconsistent with applicable law or applicable government agency regulation.
13.4Acknowledge that neither the Company, your employer nor any Affiliate is under any obligation to register, exempt or qualify, or seek clearance or approval for, your Award or any Stock or cash that you may acquire in connection with your Award.

13.5Acknowledge that your Award may not have been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction.
13.6Acknowledge that the regulatory bodies in your jurisdiction accept no responsibility for the accuracy and completeness of the statements and information contained in the Plan Documents and take no liability whatsoever for any loss arising from reliance upon the whole or any part of the contents of those documents.
13.7Acknowledge that a prospectus or similar offering or registration document may not have been prepared, authorized or approved by any applicable authority in any jurisdiction outside the United States.
14.Exchange controls and any reporting requirements
14.1Accept that exchange control regulations and/or foreign asset reporting requirements may apply to you in respect of your Award and/or any Stock or cash acquired in connection with your Award, and that you are solely responsible for complying with those regulations and requirements.
14.2Agree that neither the Company, your employer nor any Affiliate are responsible for obtaining exchange control approval or making any reports on your behalf, nor for monitoring compliance with those regulations and requirements and that if you fail to obtain any required exchange control approval or make the necessary reports, neither the Company, your employer nor any Affiliate will be liable in any way for any resulting fines or penalties. You should seek independent professional advice if you are unsure about the obligations that apply to you as a result of your participation in the Plan.
14.3Accept that you are solely responsible for complying with any filing, notification or reporting requirements in respect of:
14.3.1your participation in the Plan and/or
14.3.2benefits received under the Plan,
as required by the local law in any jurisdiction. The Company accepts no responsibility for your failure or delay in complying with such requirements. If you are in any doubt as to what actions you should take, you should consult a duly authorized independent adviser.
15.General
15.1Consent to the use of electronic communications in connection with the Plan.
15.2Confirm that references to “employer” throughout these Additional Terms include your former employer, where applicable.
15.3Agree that all determinations and decisions on questions of interpretation in respect of your Award and the Plan Documents will be made by the Company (or any committee on its behalf) in its sole and absolute discretion. Those determinations and decisions will be final, binding and conclusive. Any references to determinations or decisions made, or actions taken, by the “Company” as referred to in these Additional Terms include any committee acting on its behalf.
15.4Agree that if any provision of your Plan Documents is held to be invalid, illegal or unenforceable for any reason by any court in any jurisdiction then, for the purposes of that jurisdiction only:

15.4.1such provision will be deleted; and
15.4.2the remaining provisions will continue in full force and effect.
15.5Agree that if the Company waives a breach of one or more provisions in the Plan Documents, this does not constitute a waiver of any other provision of the Plan Documents, or a waiver of any subsequent breach of the Plan Documents (by you or anyone else).
15.6Accept that:
15.6.1the federal laws of the United States of America and the state laws of the State of Delaware, United States of America, govern your Plan Documents and your Award without regard to the conflict of law provisions; and
15.6.2the courts of the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or your Award, and you waive any current or future objection you may have to this choice of law and jurisdiction.
16.English language (this applies if you have received an English language version only of any Plan Document)
16.1Accept that you fully understand the contents of the English language version of the Plan Documents.
16.2Acknowledge that you do not need a translation of the Plan Documents and that you are fluent and regularly conduct business in the English language as part of your duties and responsibilities to your employer.
17.Translations (this applies if you have received a Plan Document in a language other than English)
17.1Agree that if there is any conflict between the terms of the English language version of the Plan Documents and a version in any other language, the English language version will prevail.
18.Options (this applies if your Award Notification specifies that your Award is an Option)
18.1Understand that, in order to exercise your Award, you will need to pay the exercise price.
18.2Acknowledge that you will be informed of the acceptable forms and methods of paying the exercise price when you come to exercise your Award.
19.Restricted resale (this applies if your Award is over Stock)
Acknowledge that any Stock you may acquire upon settlement of your Award may be subject to restrictions on transfer and resale in your local jurisdiction and you agree that you will comply with those restrictions, including that you will not offer, sell, advertise or otherwise market the Stock (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.
20.Performance conditions (this applies if your Award Notification specifies that your Award is subject to performance conditions)
20.1Accept that the vesting of your Award is conditional on the satisfaction of one or more performance conditions as set out in the Performance Criteria Appendix to your Award Notification (the Performance Criteria) and, to the extent the Performance Criteria are not satisfied, your Award may be forfeited.

20.2Accept that the Performance Criteria may be altered in the circumstances specified in Section 10.2 of the Plan.
21.Malus and clawback (this applies if your Award Notification specifies that your Award is subject to “Malus and clawback”)
21.1Agree that any benefits you may receive with respect to your Award will be subject to reduction, cancellation, repayment, forfeiture or recoupment if there is a determination that the vesting of, or amount realized from, your Award was based on:
21.1.1materially inaccurate financial statements; or
21.1.2any other materially inaccurate performance metric criteria, and you acknowledge that this applies regardless of whether you caused or contributed to the material inaccuracy.
21.2Agree that the Company may also seek to recover your Award where required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by applicable law, regulation or listing standards, including the listing standards of the New York Stock Exchange, and you authorize such recovery.
22.Stock ownership guidelines (this only applies if you are subject to the Company’s stock ownership guidelines)
22.1Accept that if you have not met the Company’s stock ownership guidelines before the applicable compliance deadline but you are a “Section 16 officer” under the U.S. Securities Exchange Act of 1934, you are prohibited from selling 50% of any Stock you obtain upon vesting or exercise of your Award until you meet the relevant guidelines, except for any Stock that is sold or cash settled to cover Tax and any exercise price.
22.2Accept that if you have not met the guidelines by the applicable compliance deadline, you are prohibited at all times after that compliance deadline from selling any Stock you obtain on vesting or exercise of your Award, except for any Stock that is sold or cash settled to cover Tax, commissions and fees and any exercise price. Once you meet the guidelines, you can sell Stock in excess of the guidelines.

Global Appendix – Equity Awards3
1.If you are subject to the laws of the European Union
This offer is being made to selected employees as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is The Coca-Cola Company. The Stock which is the subject of these rights is new or existing par value common stock in the Company. More information in relation to the Company including the stock price can be found at the following web address: https://investors.coca-colacompany.com/.
The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Stock which is the subject of this offer is [total number of stock awarded for this offer].
2.If you are subject to the laws of Argentina
Neither the Award nor the underlying Stock are publicly offered or listed on any stock exchange in Argentina.
This provision applies if your Award Notification specifies that your Award is an Option:
Depending upon the method of exercise chosen for the Option, you may be subject to restrictions with respect to the purchase and/or remittance of U.S. dollars pursuant to Argentine currency exchange regulations. The Company reserves the right to restrict the methods of exercise if required or advisable to comply with Argentine laws.
3.If you are subject to the laws of Australia
The grant of Awards under the Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Australia Offer Document, which is available on the Merrill Benefits OnLine® website.
The offer is intended to receive tax deferred treatment under Subdivision 83A-C of the Income Tax Assessment Act 1997(Cth). The conditions to receive such treatment are contained in the Award Agreement.
4.If you are subject to the laws of Belgium
If your Award Notification specifies that your Award is an Option, you confirm you have read and understood the information regarding the Belgian taxation of Options which has been separately made available to you by email and/or on the Merrill Benefits OnLine® website. You should review this information thoroughly before accepting your Option grant.
5.If you are subject to the laws of Brazil
By accepting the Award, you agree that you are (i) making an investment decision, and (ii) the value of the underlying Stock is not fixed and may increase or decrease in value over the vesting or exercise period without compensation to you.
3 If you are subject to the laws of any of the following countries, there are no country-specific provisions for your country in this appendix: Bangladesh, Costa Rica, Dominican Republic, Ecuador, Egypt, Japan, Kenya, Korea, Malaysia, Nigeria, Puerto Rico, Serbia, Sri Lanka, Swaziland, Taiwan, Thailand and Ukraine.

6.If you are subject to the laws of Canada
For purposes of your Award, your employment will be considered terminated and your right (if any) to vest in any Award or exercise any Option after such termination (regardless of the reason for such termination and whether or not later found to be invalid, unlawful or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured as of the earlier of: (a) the date your employment with the Company or one of its Subsidiaries (as defined in the Plan) or Affiliates is terminated, (b) the date you receive written notice of termination from the Company or a Subsidiary or Affiliate, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any, or (c) the date you are no longer employed by the Company or any of its Subsidiaries or Affiliates. You will not be entitled to a pro-rata portion of the Award for any time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. In the event the date on which you are no longer actively providing services cannot be reasonably determined under the terms of your Award, the Company, in its sole discretion, shall determine when you are no longer employed for purposes of the Award (including whether you may still be considered employed or actively providing services while on a leave of absence).
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Award under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.
In addition to any restrictions on resale and transfer noted in the Plan Documents, Stock acquired pursuant to the Plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, you may not resell your Stock to Canadian purchasers). Accordingly, you are encouraged to seek legal advice prior to any resale of the Stock.
Furthermore, notwithstanding anything to the contrary in the Plan or the Award Agreement, Awards granted to Canadian residents shall only be settled in Stock and shall not be settled in cash.
The following terms and conditions apply if you are resident in Quebec:
You agree that you wish the Plan Documents to be drawn up in English.
Vous confirmez que vous souhaitiez que les Documents du Plan soient rédigés en anglais

7.If you are subject to the laws of Chile
Neither the Company, the Plan nor the Stock have been registered in the Registro de Valores (Securities Registry) or in the Registro de Valores Extranjeros (Foreign Securities Registry) of the Comisión para el Mercado Financiero de Chile (Chilean Commission for the Financial market or CMF) and they are not subject to the control of the CMF. The Plan is governed by General Regulation 336. As the Stock is not registered, the Company has no obligation under Chilean law to deliver public information regarding the Stock in Chile. Shares of Stock cannot be publicly offered in Chile unless they are registered with the CMF.
Ni The Coca-Cola Company, ni el Plan ni las Acciones han sido registradas en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero de Chile (CMF) y ninguno de ellos está sujeto a la fiscalización de la CMF. Esta oferta de Acciones se acoge a la Norma de Carácter General 336. Por tratarse de valores no inscritos, el emisor de las Acciones no tiene obligación bajo la ley chilena de entregar en Chile información pública acerca de las Acciones. Las Acciones no pueden ser ofrecidas

públicamente en Chile en tanto éstas no se inscriban en el Registro de Valores correspondiente.
8.If you are subject to exchange control restrictions imposed by the China State Administration of Foreign Exchange (SAFE), as determined by the Company in its sole discretion
Notwithstanding any other provision in the Plan Documents, the following provisions apply in the event of the termination of your employment (as interpreted in accordance with the Employment Events Appendix) with the Company or a Subsidiary (as defined in the Plan) (1) because of your Disability, or (2) after attaining age 55 and completing 10 Years of Service:
Awards that are Options and Awards held at least 12 months will immediately vest and will be settled in cash. The cash amount will be determined based on the closing price of the Stock on the date of your termination of employment (or, if a non-trading day, the next trading day) or the exercise of your Option (if applicable) within the post-termination exercise period stated below. Awards that are not Options and that are held less than 12 months from the date of grant are forfeited.
Where Performance Criteria apply, the Performance Criteria will be measured over a shortened performance period, ending at the end of the year prior to your termination of employment.
If your Award is an Option, the period over which you may exercise your Option expires upon earlier of (1) six months from your termination of employment or (2) the Option expiration date provided in the Plan Documents.
The Company has the discretion to arrange for the sale of any Stock issued upon settlement of your Award, either immediately upon settlement or at any time thereafter. In any event, if you terminate employment, you will be required to sell all Stock acquired upon settlement of the Award within such time period as required by the Company in accordance with SAFE requirements. Any Stock remaining in your brokerage account at the end of this period shall be sold by the broker (on your behalf pursuant to this authorization and without further consent). In addition, any Award that has not vested by the end of this period will then immediately be forfeited. The Company shall have the exclusive discretion to determine when your employment has been terminated for the purposes of the Award.
You agree to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of the Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. You acknowledge that neither the Company nor the designated broker is under any obligation to arrange for the sale of Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Stock is sold, the sale proceeds, less any withholding for applicable taxes, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to you in accordance with applicable exchange control laws and regulations.
By accepting the Award, you acknowledge that you understand and agree that you are not permitted to transfer any Stock acquired under the Plan out of your account established with the Company’s designated broker until the Stock is sold. The limitation applies to all Stock issued to you under the Plan, whether or not you remained employed with the Company or a Subsidiary.

You understand and agree that you will be required to immediately repatriate to China the proceeds from the sale of any Stock acquired under the Plan and any such dividends paid on such shares. You further understand that such repatriation proceeds may need to be effected through a special bank account established by the Company (or a Subsidiary or Affiliate in China), and you hereby consent and agree that any sale proceeds and cash dividends may be transferred to such special account by the Company (or a Subsidiary or Affiliate in China) on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account.
The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company (and its Subsidiaries and Affiliates) are under no obligation to secure any particular exchange conversion rate and that the Company (and its Subsidiaries and Affiliates) may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the Stock is sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
In addition to the vesting schedule for your Award, settlement of the Award is also conditioned on the continued effectiveness of the Company’s registration of the Plan with SAFE (the SAFE Registration Requirement). If or to the extent the Company is unable to maintain the registration, no Stock for which a registration cannot be maintained shall be issued. In this case, the Company retains the discretion to settle any Award for which the vesting schedule, but not the SAFE Registration Requirement, has been met in cash paid through local payroll in an amount equal to the market value of the Stock subject to the Award less any withholding for applicable taxes.
The Company (and its Subsidiaries and Affiliates) shall not be liable for any costs, fees, lost interest or dividends or other losses that you may incur or suffer resulting from the enforcement of the foregoing terms or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement, and the Award in accordance with any applicable laws, rules, regulations and requirements.
9.If you are subject to the laws of Colombia
You acknowledge that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of “salary” for any legal purpose.
10.If you are subject to the laws of France
By accepting the Award, you confirm that you have read and understood the Plan Documents, which were provided in English. You accept the terms of those Plan Documents and confirm that you have a good knowledge of the English language.
En acceptant ce paiement, vous confirmez avoir lu et compris les documents relatifs à ce plan d’incitation à long terme (qui vous ont été fournis en anglais) et que vous acceptez les termes de ce plan.
11.If you are subject to the laws of Hong Kong
WARNING:
The contents of the Plan Documents have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Plan Documents, you should obtain independent professional advice.

This offer to receive an Award under the Plan (the Offer) is strictly private and only available to eligible employees of [name of Hong Kong company]. The Offer has also not been approved by the Securities and Futures Commission in Hong Kong and it should not be made in whole or in part to the public or any third-party.
No Awards granted under the Plan may be transferred or assigned, except as expressly permitted by the Company in writing.
Sale of Stock. Any Stock received at vesting is accepted as a personal investment. In the event that any portion of this Award vests within six months of the grant date, you agree that you will not offer to the public or otherwise dispose of the Stock acquired prior to the six-month anniversary of the grant date.
12.If you are subject to the laws of India
You must repatriate to India all funds resulting from the sale of Stock acquired in relation to your Award within 90 days, and all proceeds from the receipt of any dividends within 180 days. You should receive a foreign inward remittance certificate (FIRC) from your bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or your employer requests proof of repatriation.
13.If you are subject to the laws of Indonesia
A translation of the documents relating to this grant into Bahasa Indonesia can be provided to you upon request to your local human resources representative. By accepting the grant of the Award, you (i) confirm having read and understood the documents relating to this grant which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Terjemahan dari dokumen-dokumen terkait dengan pemberian ini ke Bahasa Indonesia dapat disediakan bagi anda berdasarkan permintaan kepada perwakilan sumber daya manusia lokal anda. Dengan menerima pemberian Award, anda (i) mengkonfirmasi bahwa dirinya telah membaca dan mengerti dokumen-dokumen yang terkait dengan pemberian ini yang disediakan dalam Bahasa Inggris, (ii) menerima syarat-syarat dari dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa, dan Lambang Negara, Serta Lagu Kebangsaan atau Peraturan Presiden pelaksananya (ketika diterbitkan).
14.If you are subject to the laws of Italy
By accepting the grant of the Award, you acknowledge that you have received a copy of the Plan Documents, you have reviewed the Plan Documents in their entirety and you fully understand and accept all provisions of the Plan Documents. You further acknowledge that you have read and expressly approve the following sections of the Additional Terms: section 2 (Employment); section 4 (Modifications and additional requirements); section 5 (Tax); and section 15 (General).
15.If you are subject to the laws of Mexico
By participating in the Plan, you acknowledge that you have received a copy of the Plan, reviewed the Plan in its entirety and fully understand and accept all provisions of the Plan. You further acknowledge that you have read and expressly approve the terms and conditions set forth in section 2 (Employment) of the Additional Terms, in which the following is clearly described and established: (i) your participation in the Plan does not constitute an acquired right; (ii) the Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) your participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries (as defined in the Plan) are not responsible for any decrease in the value of the underlying Stock.
By participating in the Plan, you expressly recognize that The Coca Cola Company, with registered offices at One Coca-Cola Plaza, Atlanta, Georgia 30313, USA, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of Stock does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its Subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el párrafo titulado Naturaleza de la Oferta en el Convenio, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus Afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.
Al participar en el Plan, usted reconoce expresamente que The Coca-Cola Company, con oficinas registradas en One Coca-Cola Plaza, Atlanta, Georgia 30313, Estados Unidos de América, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.
Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.
The Stock underlying your Award has not been registered with the National Register of Securities maintained by the Mexican Banking and Securities Commission and may not be offered or sold publicly in Mexico. The Plan Documents may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and its Subsidiaries and may not be reproduced or copied in any form. The offer contained in these materials is addressed solely to the present employees of the Company and its Subsidiaries in Mexico and any rights under the Plan may not be assigned or transferred. The Stock underlying your Award will be offered pursuant to a private placement exception under the Mexican Securities Law.
16.If you are subject to the laws of New Zealand
You are being offered an Award which, if vested, will entitle you to acquire Stock in accordance with the terms of the Plan Documents. The Stock, if issued, will give you a stake in the ownership of the Company. You may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares (if any) have been paid. You may lose some or all of your investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You are advised to ask questions, read all documents carefully, and seek independent financial advice before committing.
The Stock is quoted on the New York Stock Exchange. This means that if you acquire Stock under the Plan, you may be able to sell the Stock on the New York Stock Exchange if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Stock.
For information on risk factors impacting the Company’s business that may affect the value of the Stock, you should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at https://investors.coca-colacompany.com/.
17.If you are subject to the laws of Peru
The grant of the Award is considered a private offering in Peru; therefore, it is not subject to registration in Peru. For more information concerning the offer, please refer to the Plan Documents and any other materials or documentation made available by the Company. For more information regarding the Company, please refer to the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov, as well as the Company’s “Investor Relations” website at https://investors.coca-colacompany.com/.
By accepting the Award, you acknowledge that the Award is being granted ex gratia with the purpose of rewarding you.

18.If you are subject to the laws of Philippines
The following wording is hereby made a part of the Plan Documents:
The securities being offered or sold under the Plan have not been registered with the Philippine Securities and Exchange Commission under the Philippine Securities Regulation Code. Any future offer or sale of the securities in the Philippines is subject to registration requirements under the Securities Regulation Code unless such offer or sale qualifies as an exempt transaction.
This applies if your Award Notification specifies that your Award is an Option:
Notwithstanding any terms or conditions of the Plan Documents, you acknowledge and agree that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you must to instruct the broker to (i) sell all of the Stock issued upon exercise of the Option; (ii) use the proceeds to pay the exercise price, any applicable Liabilities and brokerage fees or commissions; and (iii) remit the balance in cash to you. You will not be permitted to hold the Stock after exercise. Depending on the development of local laws, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Liabilities permitted under the Plan.
19.If you are subject to the laws of Russia
Information contained in the Plan Documents does not constitute an advertisement of any securities in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. The Awards and the Stock to be granted under the Plan have not been and will not be registered in Russia and are not intended for 'placement' or 'circulation' in Russia.
20.If you are subject to the laws of Singapore
You acknowledge that the Plan Documents have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan Documents and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Stock may not be circulated or distributed, nor may the Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.
The Awards under the Plan are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).
21.If you are subject to the laws of South Africa
By accepting the Award, you agree to immediately notify your employer of the amount of any income realized upon exercise or vesting of the Award. If you fail to advise your employer of the income realized upon exercise or vesting of the Award, then you may be liable for a fine. You personally will be responsible for paying the difference between the actual tax liability and the amount withheld by the Company or your employer.
The documents listed below are available for your review on the Company’s website at https://investors.coca-colacompany.com/ and the Company’s intranet:

1.The Company’s most recent annual financial statements; and
2.The Company’s most recent Plan prospectus.
A copy of the above-listed documents will be sent to you free of charge on written request to Global Equity, The Coca-Cola Company, at One Coca-Cola Plaza, Atlanta, Georgia 30313, USA. You should read these materials carefully before making a decision whether to participate in the Plan.
22.If you are subject to the laws of Spain
By accepting the Award, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan Documents. Except as otherwise provided in the Plan Documents, termination of your employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any unvested Awards; in particular, you understand and agree that such Awards will be forfeited without entitlement to the underlying Stock or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, individual or collective layoff with or without cause, material modification of employment under Article 41 of the Worker’s Statute, relocation under Article 40 of the Worker’s Statute, Article 50 of the Worker’s Statute, Article 10.3 of Royal Decree 1382/1985 and unilateral withdrawal by your employer.
Furthermore, you understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Awards under the Plan to individuals who may be employees of the Company's group throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary (as defined in the Plan) or Affiliate, other than to the extent set forth in the Plan Documents. Consequently, you understand that the Awards are offered on the assumption and condition that the Awards and any Stock acquired under the Plan are not part of any employment contract (either with the Company or any Subsidiary or Affiliate), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, you understand that this offer would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Award shall be null and void.
23.If you are subject to the laws of Sweden
The following provision supplements section 5 (Tax) of the Additional Terms:
Without limiting the authority of any Withholding Person to satisfy their withholding obligations for Tax as set forth in section 5 (Tax) of the Additional Terms, by accepting the grant of the Award, you authorize any Withholding Person to withhold or to sell Stock otherwise deliverable to you to satisfy Tax, regardless of whether the Withholding Person has an obligation to withhold such Tax.
24.If you are subject to the laws of Switzerland
The offering of the Plan in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (FinSA) because such offering by the Company is made exclusively to current or former members of the board of directors, members of the management board or employees of the Company, the employer and its Affiliates. The Plan

Documents do not constitute a prospectus pursuant to FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Plan.
25.If you are subject to the laws of Turkey
Under Turkish law, you are not permitted to sell any Stock acquired under the Plan in Turkey. The shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “KO” and the Stock may be sold through this exchange.
You acknowledge that any activity related to investments in foreign securities (e.g. the sale of Stock) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. You are solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.
26.If you are subject to the laws of the United Arab Emirates
The Awards are granted under the Plan only to select employees of the Company's group and are in the nature of providing employee equity incentives in the United Arab Emirates. The Plan Documents are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan Documents nor taken steps to verify the information set out herein, and has no responsibility for such documents.
27.If you are subject to the laws of the United Kingdom
This offer is being made to selected employees as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The company offering these rights is The Coca-Cola Company. The Stock which is the subject of these rights is new or existing par value common stock in the Company. More information in relation to the Company including the stock price can be found at the following web address: https://investors.coca-colacompany.com/.
The obligation to publish a prospectus does not apply because of Section 86(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of Stock which is the subject of this offer is [total number of stock awarded for this offer].
28.If you are subject to the laws of Cambodia, Morocco, Myanmar, Nepal, Pakistan, or Vietnam
The Company reserves the right to restrict you from acquiring Stock at exercise or vesting of your Award. Instead, the Company reserves the right to make a payment to you in cash upon exercise or vesting of your Award. Any references to the issuance of shares or Stock in any documents related to the Award shall not be applicable in these circumstances.

Emerging Stronger Performance Criteria Appendix

The Talent and Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) will certify whether, and to what extent, the Performance Criteria have been achieved. If the minimum performance is not met, your Award will be forfeited, which means that no shares of Stock or cash will be delivered or paid to you.
1.Overview of Performance Criteria
The Performance Criteria for your Award is based on one metric and weighted as follows:

Weighting	Component
100%	Compound annual growth in earnings per share over the Performance Period for the Company as a whole, as calculated in accordance with section 2 (Earnings per share) below.
The two-year performance period is January 1, 2021 – December 31, 2022.

2.Earnings per share
2.1Timing of calculation
Compound annual growth in earnings per share results shall be calculated at the end of the Performance Period and rounded to the first decimal place (e.g., 8.0%).
2.2Payout

The payout for earnings per share shall be extrapolated from the schedule below, on a straight-line basis. Compound annual growth in earnings per share during the Performance Period	Payout for earnings per share
10.0% (Maximum award)	200%
8.0% (Target award)	100%
6.0% (Minimum award)	50%
Less than 6.0%	0%
2.3Basis of calculation
Earnings per share shall be defined as:
2.3.1net income attributable to shareowners from continuing operations divided by the average number of dilutive shares outstanding;
2.3.2the Performance Criteria shall be the two-year compound annual growth in earnings per share in year two vs. the base year.
2.3.3earnings per share for the base year will be adjusted so that the effective tax rate equals the ongoing, budgeted effective tax rate in year two;
2.3.4earnings per share shall be adjusted for structural changes (including acquisitions and divestitures) that are significant to the Company as a whole, items impacting comparability, the impact of currency exchange and accounting changes (that were not contemplated in the target). In addition, earnings per share shall be adjusted for tax impacts (positive or negative) resulting from the application of the tax court rulings and/or settlements (including any future year carryover implications) arising from directly or indirectly the Statutory Notice of Deficiency from the Internal Revenue Service initially received on September 17, 2015 (that were not contemplated in the target);

2.3.5earnings per share shall also be adjusted for unusual items that are significant to the Company as a whole (that were not contemplated in the target) as are reviewed and approved by the Compensation Committee;
2.3.6only such adjustments as are reviewed and approved by the Audit Committee of the Board of Directors of the Company shall be taken into account;
2.3.7the intent of the adjustments is to provide consistent year-to-year comparison of performance on the specified measure; and
2.3.8the calculation of earnings per share includes the impact of share repurchases. For significant share repurchases beyond the assumption considered in the two year target, the Compensation Committee may exercise discretion in determining the final payout for the earnings per share component.
3.Relative total shareowner return modifier
3.1Application
This section 3 applies to all recipients.
3.2Impact on vesting
The number of shares of Stock in respect of which your Award vests will be reduced or increased if total shareowner return (over the Performance Period) relative to the Company’s compensation comparator group (as disclosed in the Company proxy) falls outside of a defined range.
Specifically, after the performance results are certified, the Award will be modified up or down as follows:

If total shareowner return (over the Performance Period) is:	Then the following will be applied to the number of shares of Stock in respect of which your Award has vested:
At or above the 75th percentile of the Company’s comparator group	Increased by 25%
At or above the 25th percentile and below the 75th percentile of the Company’s comparator group	No change
Below the 25th percentile of the Company’s comparator group	Decreased by 25%
3.3Basis of calculation
Total shareowner return shall be defined as:
3.3.1Stock price appreciation plus dividends, with dividends reinvested quarterly;
3.3.2total shareowner return beginning and ending prices will be based on the average price of shares of Stock for the 20 trading days preceding the beginning and end of the periods;

3.3.3the comparator group will be the Company’s comparator group in effect on the date your Award was granted to you;
3.3.4when comparing the Company’s total shareowner return to the Company’s comparator group’s total shareowner return, the Company will not be included in the comparator group; and
3.3.5the following treatment will be applied for applicable changes during the Performance Period:
(i)for non-US companies, we will use ADR’s in the total shareowner return computation;
(ii)bankruptcy: companies declaring bankruptcy and thus no longer traded on a national securities exchange during the Performance Period will remain in the group at -100% total shareowner return; and
(iii)mergers and acquisitions activity:
(a)if a comparator company enters into a definitive agreement to be acquired (by acquisition, merger or otherwise) during year 1 of the Performance Period, such comparator company will be eliminated for the entire Performance Period for the purposes of calculating relative total shareowner return; and
(b)if a comparator company enters into a definitive agreement to be acquired in year 2 of the Performance Period, it will be fixed above or below the Company using 30-trading day average prices up to the day before the announcement.
4.Administration
All determinations under this Performance Criteria Appendix and all questions of interpretation concerning the Performance Criteria Appendix will be determined by the Compensation Committee in its sole and absolute discretion, and are final, binding and conclusive upon the Company, you and any other persons having an interest in your Award.
5.Interpretation
This Performance Criteria Appendix forms part of your Award Notification. The singular includes the plural.